                         OUTSOURCING SERVICES GROUP, INC
                             425 South Ninth Avenue
                       City of Industry, California 91746
               Telephone: (626) 968-8531      Facsimile: (626) 336-5605


                                        January 1, 1998



 CCL INDUSTRIES INC.
 105 Gordon Baker Road, Suite 800
 Willowdale, Ontario M2H 3P8
 Attention: President

 CCL INDUSTRIES CORPORATION
 105 Gordon Baker Road, Suite 800
 Willowdale, Ontario M2H 3P8
 Attention: President

      Re:  Amendment to Share and Asset Purchase Agreement ("Agreement")

 Gentlemen:

           Our Agreement, dated October 28, 1997, is modified in the following respects:

           1.   Purchase Price and Closing. The Purchase Price described in
 Section 5.1 shall be $78,000,000, paid by the assumption of any items on
 Schedule 5.2 which remain outstanding and the balance in cash. Of this amount $4.5 million shall be withheld if, on the Funding Date, Kolmar has not received a binding title commitment insuring its title to the entire Port Jervis, New York, facility. Such amount shall be paid within two Business Days of the date such record title is confirmed by the issuance of a binding title insurance commitment for the property comprising such facility. Purchaser agrees to use its best efforts to cause its title insurer to accept a CCL indemnity with respect to such property. The Closing shall be effective as of the opening of business on January 1, 1998. However, whenever in this Agreement, as amended, an act is to be performed a specified number of days before or after the "Closing" or the "Closing Date," the date used to determine the date of such action shall be the actual date on which the Purchase Price is paid to CCL (the "Funding Date"), which shall be not later than January 9, 1998.

           2. Ownership and Transfer of Shares; Capitalization. Purchaser acknowledges that, despite the language of the first "Whereas" clause in the Agreement, the language of Section 3.1, the language in Section 6.3, and the language of Section 6.5(a), CCL Delaware was on the date the Agreement was signed only the indirect owner of the Purchased Shares. The Purchased Shares were actually owned by CCL No. 1 Funding Corp. and CCL No. 2 Funding Corp., each Delaware corporations.

                a. CCL and CCL Delaware each covenant and agree to cause CCL No. 1 Funding Corp. and CCL No. 2 Funding Corp. to be dissolved and wound-up, so that CCL Delaware may transfer to Purchaser all the Purchased Shares, free and clear of all Liens.

                b. Subsection 6.5(a) of the Agreement is amended to read as follows:

     The authorized capital of Kolmar consists of 52,000 shares of common stock, no par value, and 500 shares of preferred stock having a par value of $100.00 per share, of which 5 shares of common stock are outstanding as fully paid and nonassessable, and registered in the name of CCL Delaware, free and clear of all Liens;

                c. Subsection 6.5(c) of the Agreement as amended to read as follows:

     The authorized capital of Kolmar Australia consists of 149,900 preference shares, par value $2.00 per share and 1,000 ordinary shares, par value $0.20 per share of which 25,700 preference shares and 1,000 ordinary shares are, and will be at the Time of Closing, issued and outstanding as fully paid and non-assessable and registered in the name of Kolmar, free and clear of all Liens;

           3. Settlement of Cash Accounts. Notwithstanding any other provision of the Agreement, as modified by this letter:

                a. All balances in the bank accounts of the Division, Kolmar and the Subsidiaries identified on Schedule A will be computed as of December 31, 1997. After such computation no transfers to CCL or any of its affiliates or for the benefit of CCL or any of its affiliates will be made except as provided in Paragraph 4 below.

                b. Within forty-five (45) days following the Closing, Purchaser and CCL shall reconcile the bank accounts and determine the actual amount of cash or cash equivalent transferred to Purchaser's control as of the Closing Date (net of $130,000). In performing such reconciliation (i) the following rates of exchange for conversion into U.S.

 dollars shall be used: for Australian dollars, $0.6581, for Mexican pesos, $0.1239, and for Canadian dollars, $0.6991 and (ii) only deposits made as of December 31, 1997 shall be considered and any amounts "swept" or transferred to a CCL account shall not be included. Purchaser or CCL, as the case may be, shall promptly pay to the other the amount shown to be due by reason of such reconciliation, it being the intent that Purchaser shall pay CCL for the net cash received as of December 31, 1997.

           4. Funding from January 1, 1998 Forward. From January 1, 1998 through the Funding Date, CCL shall continue to support the working capital needs of Kolmar, the Subsidiaries and the Division, but shall keep a record of all funds received from, and advanced on behalf of, Kolmar, the Subsidiaries and the Division. No funds received from, or advanced to, Kolmar, the Division or a Subsidiary shall increase or decrease the amount of the intercompany indebtedness as of December 31, 1997 which shall be settled pursuant to Paragraph 5 below. All amounts received from, or advanced to, Kolmar, the Division or a Subsidiary shall be reconciled and OSG or CCL, as appropriate, shall within 45 days following the Closing pay the other the excess of the amounts received over the amounts advanced.

           5. Settlement of Intercompany Accounts. At the Closing, CCL shall, in a manner satisfactory to Purchaser, cause the satisfaction, settlement or payment of all indebtedness owing, as of the close of business on December 31, 1997, from the Business (including the Division, Kolmar and the Subsidiaries) to CCL or any affiliate or subsidiary of CCL which is not Kolmar, the Division or a Subsidiary, except "trade payables." As used in this paragraph 5, "trade payables" means amounts actually representing the purchase price of goods sold and delivered to the Division, Kolmar or a Subsidiary by CCL or one of its affiliates or subsidiaries (excluding Kolmar and its subsidiaries), and reimbursements due, in accordance with practice prior to September 27, 1997, for services paid for by CCL or one of its affiliates or subsidiaries (excluding Kolmar and its subsidiaries), but rendered for the benefit of the Division, Kolmar or a Subsidiary. In interpreting this paragraph 5, payments of taxes and charges for the use of money shall not be regarded as services, and amounts due in respect thereof shall not be "trade payables." "Trade payables" owing to the Division, Kolmar and the Subsidiaries from CCL or any of its other subsidiaries or affiliates shall remain outstanding. For this purpose, any unearned portion of any insurance charge or premium, including payments to in-house or "captive" insurance programs, shall be deemed a trade payable due to CCL and paid within thirty (30) days after the Closing.

           6. Pending Litigation. CCL shall have control or "carriage" of, and shall retain responsibility to defend, and to pay any amounts representing judgments or settlements with respect to, all items identified on Schedule 6.12, provided that no payment shall be due with respect to the case titled William F. McCord vs. Kolmar Laboratories, Inc. and CCL Industries, Inc. unless and until the costs related to such case exceed the $134,000 reserved therefor on the Kolmar balance sheet as of September 27, 1997. All amounts paid to defend, settle or satisfy any claim arising from such matters (except for the first $134,000 paid with respect to the McCord case, which amount shall be paid by Kolmar) shall be paid whether or not the $750,000 amount of Losses provided in Section 8.5(a) has been exceeded and shall not be subject to the limit imposed pursuant to Section 8.5(c). Any failure to pay such amount shall not be treated as a "Loss" under
 Article 8 but may be directly claimed and enforced by OSG without regard to the provisions of Article 8.

           7. Subsidiaries. CCL and CCL Delaware agree to transfer all issued and outstanding shares of Now Plastics, Inc. and Kolmar Warehouse Incorporated to a CCL affiliate prior to the Funding Date and to indemnify OSG and Kolmar against any and all Losses related to or arising from or in connection with the ownership of such Subsidiaries without regard to the restrictions of Sections 8.5(a) or 8.5(c). CCL confirms that Designed Cosmetics, Inc. has been wound up and dissolved.

           8.   Environmental Matters.

                a. Section 1.1(o) shall be amended and restated in its entirety to read as follows:

     "Environmental Laws" means all applicable laws in effect on or prior to the Closing Date which regulate or relate to (i) the protection or clean up of the environment; (ii) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling, or disposal of, or emission, discharge, or other release of Hazardous Substances, or otherwise dangerous substances, wastes, pollution, or materials (whether gas, liquid, or solid); or (iii) the preservation or protection of soil, waterways, ground water, drinking water, air, wildlife, plants, or other natural resources;

                b. Section 1.1(w) shall be amended and restated in its entirety to read as follows:

     "Hazardous Substances" shall mean any substance, material, or waste that is subject to regulation, control or remediation under any Environmental Laws, including, but not limited to, hazardous substances, hazardous wastes, toxic substances, petroleum substances, pesticides, and pollutants;

                c. The introductory phrases of subsections 8.5(a) and 8.5(c) shall be amended to read as follows:

     Notwithstanding any other provision of this Agreement, but save and except in respect of the Offsite Locations and the Additional Locations . . .

                d. Section 8.5(b) shall be amended and restated in its entirety to read as follows:

     In respect of all Losses incurred or expenditures made by the Purchaser, Kolmar, or any of the Subsidiaries, pursuant to Environmental Laws, by reason of environmental conditions existing prior to the Closing Date (save and except in respect of the Offsite Locations and the Additional Locations) and whether or not the Threshold Amount has been exceeded, the Purchaser covenants and agrees to pay or cause to be paid by Kolmar or the Subsidiaries the first $250,000 in such Losses and expenditures, and CCL's obligation to indemnify and save harmless the Purchaser relating to such Losses incurred or expenditures made relating to Environmental Laws will only arise when and to the extent that the aggregate Losses and expenditures of the Purchaser, Kolmar and the Subsidiaries (including for this purpose Kolmar Canada Inc.) relating to Environmental Laws exceed $250,000 (with such Losses and expenditures in an aggregate amount equal to the first $250,000 treated as a deductible and not paid); and

           e. Section 9.1(c) shall be amended and restated in its entirety to read as follows:

     Any Losses of any Purchaser Party pursuant to Environmental Laws ("Environmental Losses") (i) that arise in respect of those properties and facilities listed in Schedule 9.1(A) -
     Environmental Matters (formerly Schedule 9.1 and redesignated
     Schedule 9.1A) (collectively, such schedule of properties and facilities are herein referred to as "Locations") or (ii) that arise in respect of those properties and facilities that are listed on Schedule 9.1(B) (the "Additional Locations"), provided that as to the Additional Locations the obligation to indemnify shall arise only when and to the extent the aggregate Losses and expenditures of the Purchaser, Kolmar, Kolmar Canada Inc. and the Subsidiaries relating to the Additional Locations exceed
     $500,000 (which shall be treated as a deductible) and the obligation to indemnify with respect to Environmental Losses relating to the Additional Locations shall be limited to $12,000,000.

           f. Section 9.9(d) shall be amended and restated to read as follows:

     CCL will not have any obligation to indemnify the Purchaser from and against any Losses arising from or related to Environmental
     Laws: (i) which are not asserted or required by a third party (including government entities) or required to bring a property into compliance with the Environmental Laws; (ii) which do not relate to an environmental condition on a Real Property or one of the Offsite Locations or Additional Locations or required to bring a property into compliance with Environmental Laws,
     (iii) arising with respect to any release or disposal of any Hazardous Substances by the Purchaser; (iv) resulting directly or indirectly, from the Purchaser, its employees, contractors, representatives or agents, voluntarily conducting an investigation, sampling or monitoring of the Offsite Locations or Additional Locations after the Closing unless required to do so by a Governmental Entity; (v) resulting from, directly or indirectly, any voluntary or involuntary after the Closing action by or omission of the Purchaser, its employees, contractors, representatives or agents to accelerate or delay the timing, to increase the cost or further cause, exacerbate, contribute to or aggravate the leaking, migration or release of any hazardous Substances at the Offsite Locations or Additional Locations or on a Real Property; (vi) in the event the Purchaser fails to give notice as required by Section 9.4 of this Agreement prior to, in respect of the Real Property, the fifth anniversary of the Closing Date. The Purchaser acknowledges and agrees that nothing contained herein absolves it of any obligation under any Environmental Laws for Losses arising from any condition that did not exist as of the Closing Date or with respect to violations of Environmental Laws by the Purchaser, its employees, contractors, representatives or agents.

           9.   Certain Deletions.

                a. Section 10.9 of the Agreement is hereby deleted in its entirety.

                b. Subsection 1.1(i) and Subsection 1.1 (kk) and all references to the Closing Statement of Net Assets and the Reference Pro Forma Statement of Net Assets are hereby deleted in their entirety.

                c.   Section 5.2 is hereby deleted in its entirety but
 Schedule 5.2 shall remain a part of the Agreement.

           10.  Certain Additions.

                a. CCL agrees not to permit Kolmar de Mexico, S.A. de C.V. to sell any real estate prior to the Funding Date.

                b. CCL agrees to pay all out-of-pocket costs and expenses relating to the resignation, severance or termination of Craig Hunter and Peter Bohm, and not to directly or indirectly charge such amounts to Kolmar, the Division or a Subsidiary. The $100,000 payment to Peter Bohm on January 4, 1998 in consideration of his covenant not to compete shall be paid $50,000 by Kolmar and $50,000 by CCL, and the portion paid by CCL shall not be considered as an advance for purposes of paragraph 4 of this Amendment. Within two business days of the payment of special bonuses to Linel Barela and Ronald Yakupcin in an aggregate amount not to exceed $50,000, CCL shall reimburse Kolmar for such amount.

                c. A new sentence shall be added to Section 10.1 as follows:

     CCL agrees not to make any claims, on behalf of itself or any Subsidiary or Affiliate, against KPMG Peat Marwick which are based solely on KPMG Peat Marwick allowing Deloitte & Touche LLP access to the KPMG Peat Marwick work papers pertaining to Kolmar, the Division and the Subsidiaries.

                d. A new sentence shall be added to Section 13.11 as follows:

     Purchaser agrees on behalf of itself and its subsidiaries not to solicit for employment any of the individuals named on Schedule 13.11A of this Amendment.

                e. A new Section 13.13 shall be added to the Agreement, to read as follows:

        13.13 For a period of six years after the Closing Date, CCL agrees to grant to Purchaser and its representatives reasonable access to the records of CCL pertaining to the Business, and to permit the making of copies or extracts from such records, to the extent needed to file tax returns, respond to inquiries or audits from tax or other governmental agencies, or to prepare or review financial statements. All such information shall be used only for the purpose indicated and shall be preserved as confidential except as disclosure is required for tax or financial statement purposes. Nothing in this Section 13.13 is intended to reduce the obligations of any party under Section 13.12.

           11. Conveyance of Division Assets and Assumption of Division Liabilities. The assets and liabilities to be transferred and assumed pursuant to Sections 4.1 and 4.3 of the Agreement shall be transferred to and assumed by Kolmar Canada Inc., a newly formed subsidiary which Purchaser intends to contribute to Kolmar as of the Closing. Purchaser guarantees the assumption by Kolmar Canada Inc. of the Assumed Liabilities, and shall remain directly liable for such assumption. Purchaser represents and warrants to Sellers that the representations and warranties in Sections 7.1, 7.2 and 7.3 are true, as of the Closing, with respect to Kolmar Canada Inc. For purposes of Article 8 and Article 9, Kolmar Canada Inc. shall be a Subsidiary and a part of the Business following the Closing.

           To identify the assumed liabilities:

           a. The introductory language of Section 4.3 and Subsection 4.3(a) shall be amended to read as follows:

 4.3 The Purchaser covenants and agrees to assume and thereafter discharge, fulfill and perform in accordance with their terms, from and after the Closing Date, all of the liabilities and obligations of the Division as of December 31, 1997 and thereafter (except Excluded
 Liabilities) including without limitation the following liabilities and obligations of CCL with respect to the Division (the "Assumed Liabilities"):

           (a) all liabilities of the Division related to the Business included in, reserved against or accrued in the Division's balance sheet as of December 31, 1997

           (b) all liabilities or obligations of CCL under the Division Contracts and the Assignable Permits;

           (c)  all employment obligations as provided for in Section
                10.7; and

           (d)  all product warranty obligations as provided in
                Section 10.8.

           b. CCL shall prepare or cause to be prepared as soon as possible after the Closing Date, but on or before February 15, 1998 a Division balance sheet as of December 31, 1997 and the Purchaser covenants and agrees to provide to CCL all reasonable access to the premises and records of the Business and all necessary assistance to permit CCL to complete such balance sheet on a timely basis. The Division balance sheet shall be prepared from the books and records of the Business in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, but will use $0.6991 as the rate of exchange for conversion into U.S. dollars.

           c. Purchaser (with assistance from its accountants if desired) shall have 15 days following the delivery of the Division balance sheet in which to review the Division balance sheet, and if, in Purchaser's Accountants' reasonable judgment, the Division balance sheet does not fairly present the financial position of the Division as at the close of business on December 31, 1997, Purchaser shall, within such 15 day period, deliver to CCL a proposed adjustment to the Division balance sheet. CCL and the Purchaser shall use their best efforts after the delivery of any adjustment request to agree upon any proposed adjustments to the Division balance sheet. If unable to agree, CCL or Purchaser may submit in writing for resolution to Price Waterhouse, Certified Public Accountants (the "Independent Accountants") any dispute with respect to the Division balance sheet which has not been resolved. As promptly as practicable, but in no event later than 30 days after such submission, CCL and Purchaser shall deliver to the Independent Accountants written submissions in support of their respective positions with respect to such dispute, and CCL and the Purchaser shall cause the Independent Accountants to resolve such dispute based solely on such written submissions without any independent investigation of the books and records of the Business. The costs of the Independent Accountants with respect to the Division balance sheet shall be divided equally between CCL and the Purchaser. The decision of the Independent Accountants with respect to the Division balance sheet shall be final and binding on each of the parties hereto.

           d. Upon finalization of the Division balance sheet as of December 31, 1997, the liabilities included in, reserved against or accrued therein shall be Assumed Liabilities.

           12.  Matters Related to Possible Encroachment at Barrie
 Facility. CCL agrees to make application, at its cost, to the Committee of Adjustment of the City of Barrie for approval of any non-compliance of the existing side yard set-back of the Barrie Facility. CCL will expeditiously make such application and will pursue all available appeals should the application not be approved. CCL agrees to keep the Purchaser's solicitors advised as to the status of the application. In the event the application is successful, then after expiration of the applicable appeal periods (with no appeals having been filed), CCL shall have no further obligations with respect to this matter. In the event the application is unsuccessful (after exhausting all appeals thereof), CCL shall, at its option and at its cost, either:

                a. make such alterations and reconstruction to the side of the building where such is in violation of the set-back requirements as may be required to comply with the current zoning by-law and any applicable minor variances. The plans for such alterations and reconstruction shall be subject to the prior approval of the Purchaser, such approval not to be unreasonably withheld. CCL shall coordinate its construction schedule with the Purchaser (each party agreeing to act reasonably) and all work will be completed in a good and workmanlike manner and in such manner as minimizes the interference with the Purchaser's activities; or

                b. CCL shall obtain title insurance in favor of the Purchaser and any mortgagees from a reputable title insurer licensed in Canada which specifically insures over the violation of the side yard set-back and in an amount satisfactory to the Purchaser, acting reasonably.

           13.  Additional Real Property Issues.

           CCL agrees to forthwith request from the City of Barrie (the "City") a Quit Claim Deed of the property described as Part 1 on Plan 51R-27385. If the City agrees to deliver such Quit Claim Deed, CCL will deliver such to the Purchaser for registration. If the City agrees to deliver a Quit Claim Deed only of the approximately 6 inch strip at the west boundary of the lands described in Instrument No. 01173152 (the "Strip"), CCL will, at its cost, arrange for a new Reference Plan to be registered describing the Strip and will deliver such Quit Claim Deed to the Purchaser for registration. If the City has not delivered either Quit Claim Deed within six (6) months of Closing CCL will, at its cost, arrange for a new Reference Plan to be registered describing the Strip (or, alternatively describing separately both the Strip and the remainder of the Barrie Facility) and will deliver a Correcting Deed to the Purchaser conveying only such remainder of the Barrie Facility and quit claiming any interest in the Strip.

           14.  Miscellaneous.

                a. Capitalized terms used in this letter without definition are used as defined in the Agreement. The term "Agreement" as used herein and in the Agreement shall mean the initial Agreement as modified by this Amendment.

                b. Any releases executed by the Purchaser, Kolmar or a Subsidiary in favor of a director of Kolmar or a Subsidiary shall not release CCL, CCL Delaware or any Affiliate from any obligations under the Agreement.

                c. All references in this letter to sections or paragraphs are, unless clearly indicated to the contrary, references to the corresponding sections or paragraphs of the Agreement.

           In all other respects, the Agreement is confirmed.

                                        Sincerely,

                                        OUTSOURCING SERVICES GROUP, INC.


                                        By: /s/ Joseph Sortais
                                            ------------------------------
                                            Title: Chief Financial Officer




                       [SIGNATURE PAGE CONTINUES]



 CONFIRMED AND AGREED:


 CCL INDUSTRIES INC.


 By: Mel Snider                                    Dated: January 1, 1998
     -------------------------------
     Title: Senior VP of Finance and
            Administration


 CCL INDUSTRIES CORPORATION


 By: Steven Lancaster                               Dated: January 1, 1998
     ----------------
     Title: Treasurer

           Accepted by Kolmar Canada Inc. to evidence its agreement to assume the Assumed Liabilities and accept the Purchased Assets.


 KOLMAR CANADA INC.


 By: David S. Brown                                 Dated: January 1, 1998
     --------------------------
     Title: Assistant Secretary




                                  Schedule A

                                 Bank Accounts


 KOLMAR CANADA:

              BANK                              ACCOUNT

              Montreal                       2313-1038-318
              Montreal                       0002-4621-548


 KOLMAR:

              BANK                              ACCOUNT

              Harris                             315-399-6

              Wells Fargo                      0344-185780

              Wells Fargo                      0344-220426

              Harris                             298-377-3

              Harris                             298-376-5

              PNC Bank                          9190942226

              Harris                             315-261-8

              Harris                             315-350-9

              LA Bank                           0762329614

              Wilmington Trust                     36600-6

              Bank of NY                       022-4001875

              Bank of NY                        224-650002

              M&I Trust                         00-02-7006


 MEXICO:
             BANK                               ACCOUNT

             Banamex                              731555-7

             Banamex                              731554-9

             Bital                             4004854-196

             Banamex                             7461023-5

             Banamex                             7461018-3

             M&I Bank                          00300-92546


 AUSTRALIA:
             BANK                               ACCOUNT

             Westpac                          032285550132

             AGC                                  80233107




                          SCHEDULE 9.1B

 1.   Imperial Cosmetics, East Stroudsburg, Pennsylvania

 2.   45-47 King Road, Hornsby, New South Wales, Australia

 3.   149 Victoria Street, Barrie, Ontario

 4.   Port Jervis, New York, King, Neversink and Skyline Divisions

 5.   Tlalnepantla, Mexico

 6.   Adirud, Iscalli, Mexico

 7.   Milwaukee, Wisconsin

 8.   Other TSD facilities

      a.   Omega Rec. Services, Whittier, California

      b.   Casmalia Resources, Casmalia, California

      c.   AIMCO, Milton, Ontario

      d.   Barrie Landfill, Barrie, Ontario

      e.   RPR Environmental, Stone Creek, Ontario

      f.   Chem King, Inc., Barrie, Ontario

      g.   Lynx Environmental, Bowmanville, Ontario

      h.   Battery Disposal Technology, Clarence, New York

      i.   Chem-Met Services, Inc., Wyandotte, Michigan

      j.   Phillip Environmental, Inglewood, California

      k.   Phillip Environmental, Barrie, Ontario

      l.   Pyramid Paint Company, Brooklyn, N.Y.

      m.   Lucas Heights Landfill, Lucas Heights, Australia

      n.   Environmental Recovery Services, Albury, Australia

      o.   Liquid Waste Treatment Facility, Lidcomb, Australia

      p.   Chemical Waste, Silverwater, Australia




                                SCHEDULE 13.11A


 The Hands-Off List provided by CCL is as follows:

 Charlie Argianas         Gunter Berk           Roger Bos
 Paul Cummings            Ed Czerwinski         Claire Demers
 Ron Davis                Peter Elleman         Antonia Forero
 Roger Gieseke            Dan Griffin           Darren Herrmann
 Al Hintz                 George Inman          Howard Isenberg
 Steve Lancaster          Don Lounsbury         Randy Masbruch
 Dave Reed                Dick Reed             Mary Roy
 John Scruton             Bo Sirota             Harry Tourville
 Ken Turko                John Vogt             Janis Wade
 Brenda White             Andrew Wignall        Dan Renn
 John Ahrendt             Brian Madill